Exhibit 99.2
FOR IMMEDIATE RELEASE

MEDICAL CARE TECHNOLOGIES INC. SIGNS ASSET ACQUISITION AGREEMENT

LONDON, ENGLAND – January 11, 2010 – Medical Care Technologies Inc. (OTCBB: MDCE) today announced that it has reached a definitive agreement to acquire various technologies from Great Union Corporation, (“GUC”) a private Hong Kong corporation.

The Boards of Directors of both companies have unanimously approved the transaction.

Pursuant to the Agreement, and in consideration of 57,300,000 of its common stock, MDCE will acquire GUC’s technologies associated with the development and maintenance of secure information systems which increase access to medical resources services, education and wellness, pharmaceutical and nutriceutical products.  The transaction is subject to customary closing conditions.

Management believes that the acquisition is a significant step in MDCE’s strategy to enter into China’s lucrative health care market.  With life expectancy of the Chinese population gradually increasing, and as China's population becomes wealthier, patients are demanding better lifestyles and better quality care.

According to the US World Nutraceutical Ingredients Industry, it states that the “World demand for nutrients and minerals is projected to reach $12.6 billion in 2013, it too has predicted that China and India will emerge as the most rapidly expanding nutraceutical ingredient markets as strong economic growth allows them to upgrade and diversify food, beverage and drug production capabilities.”  It also goes on to state, that “China will remain the largest worldwide producer based on its extensive fine chemicals industry and aggressive pursuit of exports.”

In China alone nutriceutical sales are estimated to be worth approximately $6 billion in annual sales, according to the China Health Care Association, which is an association attached to China’s Ministry of Health. Although the industry is young compared with the U.S., and about one-fourth its size, the potential for sizeable growth is significant due to China’s rapid economic growth and increasing consumer demand for natural products that promote health and overall wellness.

Patricia Traczykowski, President of MDCE goes on to state, “I am very excited for our shareholders and for the Company with our most recent acquisition.  It is an acquisition which will allow us to target an expanding healthcare segment and will allow us to venture into a country like China which is full of opportunities.  Our values will be simple, using technology to provide better health.  We plan to offer affordable, standardized and secure software information systems to electronically connect Healthcare Providers, Academic Institutions, Pharmaceutical and Nutraceutical Companies, Alternative Health Industries, and Individual Consumers with healthcare information, products and services in China.   Initially, we aim to generate e-management revenues and nutraceutical and pharmaceutical product distribution revenues. Concurrent with and in addition to our main revenue streams, we hope to add to our bottom line through content licensing fees, email marketing revenues and e-commerce.”

Management intends to immediately begin the process of integrating its technology, services and products into Asia once the registration of the share transfer is completed and it has obtained transfer of the assets, all as contemplated by the Asset Acquisition Agreement.

About Medical Care Technologies Inc.

Medical Care Technologies Inc. (www.medicaretech.com) is traded under the symbol MDCE on the OTCBB and is based in London, England.  The Company is in the process of moving its portfolio of oil resources into medical care technologies.  The products/services that the company hopes to acquire are intended will constitute a healthcare delivery and wellness site; dedicated to helping Asian consumers live healthier, more balanced lives.  MDCE is planning to provide advanced connectivity, internationally standardized and secure business, technology and information systems to assist the Asian health industry - physicians, pharmacists, medical institutions, consumers – access medical resources, health services, education, wellness and pharmaceutical products throughout Asia. MDCE is planning to distribute and provide services at a diverse range of industry-leading product lines in three segments: Medical Devices, Pharmaceuticals and Nutriceuticals. Further information on the Company can be found at www.sec.gov and the company’s website at www.medicaretech.com

Safe Harbor Statement
All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: MDCE’s products, services, capabilities, performance, opportunities, development and business outlook, guidance on our future financial results and other projections or measures of our future performance; the amount and timing of the benefits expected from strategic initiatives and acquisitions or from deployment of new or updated technologies, products, services or applications; and other potential sources of additional revenue. These statements are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: lack of operating history, transitioning from a development company to an operating company, difficulties in distinguishing MDCE’s products and services, ability to deploy MDCE’s services and products, market acceptance of our products and services; operational difficulties relating to combining acquired companies and businesses; our ability to form and maintain mutually beneficial relationships with customers and strategic partners; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet, information technology and healthcare and pharmaceutical industries, and our ability to attract and retain qualified personnel. Other risks and uncertainties may include, but are not limited to: lack of or delay in market acceptance and fluctuations in customer demand, dependence on a limited number of significant customers, reliance on third party vendors and strategic partners, ability to meet future capital requirements on acceptable terms, continuing uncertainty in the global economy, and compliance with federal and state regulatory requirement.  Further information about these matters can be found in our Securities and Exchange Commission filings. We expressly disclaim any intent or obligation to update these forward-looking statements.  There can be no assurance that the acquisition of GUC’s assets will close.  MDCE must issue 57,300,000 shares of its common stock to GUC, or GUC’s designees in order to close the acquisition. Accounting for the anticipates cancelation of 57,300,000 shares by Patricia Traczykowski, MDCE will have 98,900,000 shares of it common stock issued and outstanding upon the closing of the acquisition.

For Further Information:
Ezra Smith
C. Jones Consulting, Inc.
Tel: (727) 771-9500
Fax: (727) 771-9545
Email: cjones@cjonesconsulting.com
Web: www.cjonesconsulting.com